Exhibit 99.1

Liberty Media Corporation Announces Receipt of Required Antitrust Approvals in Connection with Pending Acquisition of Formula 1

December 16, 2016

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty Media”) (NASDAQ: LSXMA, LSXMB, LSXMK, BATRA, BATRK, LMCA, LMCK) announced today that it has received all required approvals from all appropriate anti-trust authorities in connection with its pending acquisition of Formula 1 (the “Acquisition”).  Closing of the Acquisition remains conditioned upon (i) approval by Liberty Media’s stockholders of the issuance of LMCK shares in connection with the Acquisition at a special meeting scheduled for January 17, 2017 and (ii) approval from the Fédération Internationale de l'Automobile, the governing body of Formula 1. The acquisition is still expected to close before the end of the first quarter in 2017.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the proposed acquisition of Formula 1 and its expected timing and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of conditions to the proposed acquisition of Formula 1. These forward looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Liberty Media Group. The businesses and assets attributed to the Liberty SiriusXM Group (Nasdaq: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation’s interest in SiriusXM. The businesses and assets attributed to the Braves Group (Nasdaq: BATRA, BATRK) include Liberty Media Corporation’s subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Liberty Media Group (Nasdaq: LMCA, LMCK) consist of all of Liberty Media Corporation's businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its interests in Live Nation Entertainment and Formula 1, and minority equity investments in Time Warner Inc. and Viacom.

Liberty Media Corporation
Courtnee Chun, 720-875-5420